PROJECT LOAN AGREEMENT NO. 2 - MERECUMBÉ
This PROJECT LOAN AGREEMENT (this "Agreement" or this "PLA") is entered into as of Julio 31, 2026 (the "PLA Date") and is made by and between:
(i)  Energea Portfolio 5 LATAM LP, a limited partnership organized under the laws of the State of Delaware (together with its permitted successors and assigns, the "Lender"); and
(ii)  KLIMA INVEST S.A.S. (NIT 901859924-6), a sociedad por acciones simplificada organized under the laws of the Republic of Colombia (together with its permitted successors and assigns, the "Borrower").
Each of the foregoing is a "Party" and collectively they are the "Parties."
RECITALS
A.  The Project. The Borrower owns one hundred percent (100%) of the 1,32 MWdc / 0,99 MWac distributed-generation solar project named "Merecumbé," located at Valledupar, Cesar, Colombia (the "Project"), currently en pruebas with commercial operation expected on or about August 15, 2026. The cession of the derechos fiduciarios in the Patrimonio Autónomo "Farallones" to the Borrower, the contribution of the Project thereto, and the constitution of the Security are to be completed as provided in Schedule C.
B.  The Borrower, the Lender, and SOLENIUM S.A.S. (as Guarantor) are parties to that certain Master Loan Agreement dated as of July 15, 2026 (the "MLA"). Capitalized terms used but not defined herein have the meanings given in the MLA.
C. The Borrower has requested a Project Loan for the Project on the terms set out herein and in the MLA. The Project is an Operating Project; no Construction Rider applies.
D.  The Project is an operating asset generating revenue. Disbursement of the Advance is aligned with perfection of the Project into the Borrower and its Patrimonio Autónomo, as provided in Section 2.4 and Schedule C.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.  INCORPORATION; SINGLE AGREEMENT; LIMITED SUPERSESSION
1.1  Incorporation by Reference. The MLA (including the Hard-Locked Terms under MLA Section 1.2.3) is incorporated herein by reference. This PLA is a "Loan Document."
1.2  Single Agreement; Hierarchy. As between this PLA and the MLA, platform-level terms are governed exclusively by the MLA. This PLA may set project-specific amounts, dates and milestones, eligibility tests, and technical specifications only through its Schedules (the "PLA Schedules"). As among components of this PLA, the body prevails over the Schedules and Annexes, provided that the PLA Schedules control solely for the project-specific values they expressly set, consistent with the MLA.
1.3   Placeholder Schedules; Deferred Population. One or more PLA Schedules may, as of the PLA Date, contain placeholders or items "to be completed post-signing." Such incompleteness does not affect the validity or enforceability of this PLA. As the Borrower delivers the corresponding certificates, bank confirmations, or other evidence required under Schedule C, the relevant PLA Schedules are deemed automatically supplemented by reference to such evidence, without formal amendment; no such supplementation may amend any Hard-Locked Term.
1.4  Borrowing Base Integration. The Project forms part of the single Borrowing Base maintained within the Borrower under MLA Section 2.4; the collateral granted in respect of the Project secures all obligations under the Loan Documents.
2.  THE PROJECT LOAN
2.1  Amount; Sizing. Subject to the MLA (including its commitment structure under MLA Section 2.2) and this PLA, the Lender may make the Advance(s) for the Project up to the Project Loan Amount stated in Schedule A, sized so that, after giving effect thereto, aggregate principal outstanding under the Facility does not exceed the Advance Rate (68%) multiplied by the Borrowing Base (MLA Section 2.4).
2.2  Commitment Acknowledgment. Upon execution of this PLA, and for so long as no Drawstop Event (MLA Section 2.2.5) has occurred and is continuing, the Lender shall fund the Advance for the Project upon satisfaction of the conditions precedent in MLA Article 5 and in this PLA (MLA Section 2.2.3). The Facility remains uncommitted at the platform level (MLA Section 2.2.1), and nothing in this PLA obliges the Lender to enter into any further PLA.

2.3  Use of Proceeds. Proceeds of the Advance for the Project may be applied only to the contribution, consolidation, and on-boarding of the Project into the Borrower / its Patrimonio Autónomo, and related closing and perfection costs reasonably incurred (MLA Sections 2.5.1(c) and 2.5.1(d)). Any portion of an Advance not applied to such Permitted Use within the Clawback period is returned per MLA Section 2.5.3.
2.4  Drawdown. The Project Loan is disbursed in a single drawdown of the Project Loan Amount upon satisfaction of the conditions listed in Part 1 of Schedule C (the "Perfection Conditions") and clearance of the Approval Gates (MLA Section 5.3). The Advance is disbursed in full; no retention, holdback, or escrow applies under this Agreement.
2.5  Amortization; Tenor. The Project Loan amortizes over a tenor of twenty (20) years from the amortization start date stated in Schedule A (or as otherwise stated therein), on a linear amortization profile, with combined scheduled principal and interest payable monthly on each Payment Date at the Interest Rate (fixed 18.00% per annum, all-in, in COP); the Lender reserves the option to sculpt the amortization profile where required to support the DSCR covenant (MLA Section 9.12), as reflected in Schedule A.
2.6 Prepayment. Voluntary prepayment is permitted per MLA Section 4.4.1, subject to the declining prepayment premium stated therein (8.00% of principal prepaid in years 1-5; 5.00% in years 6-10; 3.00% in years 11-15; 1.00% thereafter), as restated in Schedule A.
3.  CONDITIONS TO THE ADVANCE
3.1  Conditions; Perfection Gate. In addition to MLA Sections 5.1 and 5.2 and the Approval Gates (MLA Section 5.3), the Advance for the Project is subject to delivery of the items listed in Part 1 of Schedule C (the Perfection Conditions), in form and substance satisfactory to the Lender. The items listed in Part 2 of Schedule C are Conditions Subsequent under MLA Section 5.8 as applied to this PLA and are not conditions to disbursement. Any condition under MLA Section 5.1 or 5.2 that is not listed in Part 1 of Schedule C is, upon the Lender's written waiver-and-conversion confirmation delivered at or before the Advance (MLA Sections 5.6 and 14.2), waived solely as a condition precedent to the Advance and converted to a Condition Subsequent under Part 2 of Schedule C, without waiver, release, or modification of the underlying obligation. The Lender's obligation to fund the Advance arises upon the Lender's written confirmation that the Perfection Conditions have been satisfied or waived (such date, the "PLA Effective Date"), and remains subject at all times to the absence of any continuing Drawstop Event (MLA Sections 2.2.3 and 2.2.5).
3.2  Interim Covenants. From the PLA Date until the PLA Effective Date, the Borrower shall: (a) preserve all material permits, site rights, and interconnection approvals listed in Schedule B; (b) not amend, waive, terminate, or replace any Material Contract in any manner materially adverse to the Lender; (c) not incur any Indebtedness, grant any Lien, or open any bank account in respect of the Project other than as expressly permitted under the Loan Documents; (d) promptly notify the Lender of any event that would prevent satisfaction of any Schedule C item; and (e) cooperate in good faith to satisfy the Schedule C items as promptly as reasonably practicable.
3.3  Conditions Subsequent; Consequence. Each item in Part 2 of Schedule C - and any other item this PLA expressly designates as a Condition Subsequent - shall be satisfied within sixty (60) Business Days after the Advance under this PLA (or such longer period as the Lender may agree in writing, or such other - longer or shorter - period as this PLA expressly states for the item). Failure to satisfy any such item by its deadline (as so extended) is an Event of Default and entitles the Lender to require mandatory prepayment of the Advances under this PLA, consistent with MLA Section 5.8. Pending satisfaction in full of the Conditions Subsequent, (a) the Lender's recourse rests on the Project collateral constituted under Part 1 of Schedule C, the Corporate Guarantee (as broadened for the Interim Period under MLA Section 10.1.1A), and the Pagarés, and (b) the Parties acknowledge that the Interim Period under MLA Section 10.1.1A continues until the Conditions Subsequent - including the items designated in Part 2 of Schedule C - have been satisfied in full.
4.  PROJECT REPRESENTATIONS AND COVENANTS
4.1 Project Representations. As of the PLA Date and each Advance: (a) site control for the Project is valid and enforceable;
(b) the permits listed in Schedule B are in force; (c) interconnection status is as represented in Schedule B; (d) the Material Contracts listed in Schedule B are in full force, with Direct Agreements delivered where required; (e) no Liens exist on the Project other than in favor of the Lender; and (f) the Project complies with applicable Colombian electricity-market regulation and maintains valid interconnection approvals.
4.2   Anti-Fragmentation. The Borrower shall (a) maintain the Project's electrical independence up to its point of interconnection, with no AC-side assets shared with any other unit at the site; (b) maintain a distinct frontera comercial (principal and backup) for the Project at all times; and (c) promptly notify the Lender of any Operador de Red review, requirement, or proceeding relating to fraccionamiento.

4.3 FNCE / UPME. The Borrower shall preserve the Project's FNCE incentives and UPME certification per MLA Section 8.8, including any required UPME certificate modification or transfer so that the trust beneficiary is or becomes the FNCE titular.
4.4  XM / ASIC; Commercializer. The Borrower shall maintain the market-operator registrations and accounts required for the Project to receive revenues and settlement statements (including XM/ASIC), with all revenues directed to the Controlled Accounts pursuant to MLA Section 6.2, and shall maintain the Commercializer or PPA arrangements listed in Schedule B.
4.5  Reporting. The Borrower shall include the Project in the Monthly Reporting Package and the quarterly Compliance Certificate per MLA Section 8.1.
4.6  Insurance. The Borrower shall maintain for the Project the insurance described in Schedule D, with the Lender named as loss payee and additional insured.
5.  SECURITY (PROJECT-LEVEL CONFIRMATIONS)
5.1  Contribution; Collateral. The Project (or the relevant contractual and revenue rights) shall be, and remain, contributed to the Borrower's Patrimonio Autónomo; the Security Documents applicable to the Project comprise (a) the all-assets garantía mobiliaria over the Project's movable assets, receivables, accounts, and revenue flows, registered in the RGM;
(b) the Derechos Fiduciarios Pledge; (c) collateral assignments of the Material Contracts, warranties, liquidated damages, and insurance; (d) the account-control agreement over the Controlled Accounts; and (e) the Pagarés (pagarés en blanco with cartas de instrucciones) of the Borrower and the Guarantor delivered under the MLA, which remain in full force. No equity or share pledge over the Guarantor or any direct or indirect owner of the Borrower is granted. The foregoing is without limitation to the Conditions Subsequent set forth in Part 2 of Schedule C of this Agreement.
5.2  Perfection; Renewals. The Borrower shall complete and maintain all RGM filings for the Project collateral, renew or re-register such filings at least every seven (7) years from original registration per article 52 of Ley 1676 de 2013, and deliver evidence of each filing or renewal within ten (10) Business Days of completion.
5.3  Step-In; Power of Attorney. Upon the occurrence of an Event of Default, the Borrower hereby grants the Lender an irrevocable special power of attorney (poder especial irrevocable) authorizing the Lender or its nominee to (a) exercise the Borrower's rights under the Project's Material Contracts (including EPC and O&M agreements); (b) request substitution before any regulatory or permitting authority; and (c) execute, renew, or maintain sectoral licenses or permits in the name of the Borrower or its designee to preserve the Project. The Borrower shall execute any additional documents necessary under Colombian law to ensure the validity and enforceability of this authorization.
6.   EVENTS OF DEFAULT; REMEDIES
6.1  Events of Default and remedies are as set out in MLA Article 11. Failure by the Borrower to comply in any material respect with applicable environmental, social, or occupational-safety obligations in respect of the Project (including under Ley 99 de 1993 and Decreto 1076 de 2015 and any environmental licenses or permits for the Project), unremedied for thirty (30) days after written notice by the Lender, constitutes an Event of Default for purposes of MLA Section 11.2.
7.   MISCELLANEOUS
7.1 Governing Law; Jurisdiction. As set out in MLA Article 16: this PLA is governed by the laws of the State of Delaware, with non-exclusive jurisdiction of the Delaware state and federal courts; the creation, perfection, and enforcement of collateral located in Colombia are governed exclusively by Colombian law and may be pursued before the competent Colombian courts or authorities.
7.2  Conflicts. In the event of conflict between this PLA and the MLA, the MLA controls except where this PLA properly sets project parameters through its Schedules (MLA Sections 1.2.2 and 1.2.3).
7.3   Notices; Counterparts. Notices are delivered per MLA Article 13. This PLA may be executed in counterparts, including by electronic signature.

[SIGNATURE PAGE TO PROJECT LOAN AGREEMENT NO. 2 - MERECUMBÉ]

IN WITNESS WHEREOF, the undersigned have caused this Project Loan Agreement to be executed by their duly authorized representatives as of the PLA Date.

LENDER:
ENERGEA PORTFOLIO 5 LATAM LP

By:
Name: Michael Paul Silvestrini Title: Managing Partner

BORROWER:
KLIMA INVEST S.A.S.

By:
Name: Jaibet Paola Santiago Ribón (C.C. 1.152.203.750) Title: Legal Representative (representante legal)

GUARANTOR - acknowledgment and confirmation:
The undersigned, SOLENIUM S.A.S., in its capacity as Guarantor under Article 10 of the MLA, acknowledges this Project Loan Agreement and confirms that (a) the Project Loan Amount and the Advance contemplated hereunder constitute Guaranteed Obligations for the purposes of MLA Sections 10.1.1, 10.1.1A, and 10.2.2; and (b) its Corporate Guarantee - including the Interim Period full-recourse broadening under MLA Section 10.1.1A, which continues until the Conditions Subsequent are satisfied in full - extends to this Project Loan Agreement. This acknowledgment is confirmatory only: the Corporate Guarantee attaches to each PLA by operation of Article 10 of the MLA, and neither this acknowledgment, nor its absence from any other PLA, limits, conditions, or qualifies the Corporate Guarantee in any respect.

SOLENIUM S.A.S.

By:
Name: Jaibet Paola Santiago Ribón (C.C. 1.152.203.750) Title: Legal Representative (representante legal)

The same individual executes this Agreement on behalf of the Borrower and of the Guarantor. Each of the Borrower and the Guarantor confirms that its corporate authorizations expressly permit its legal representative to act in both capacities in connection with this Agreement and the Transaction Documents.

SCHEDULE A - PROJECT ECONOMICS AND PARAMETERS
(1)  Project: Merecumbé.
(2)  Designation: Operating Project from its COD - one hundred percent (100%) held by the Borrower; currently en pruebas; expected commercial operation August 15, 2026.
(3)  Project Loan Amount: COP 4,580,000,000; single drawdown per Section 2.4.
(4) Eligible collateral value attributed to the Project (Borrowing Base input): as determined by the Lender in its reasonable discretion pursuant to MLA Section 2.4.2, using the sizing inputs delivered under MLA Section 8.1.6 and such other information as the Lender considers appropriate; for the avoidance of doubt, by executing this PLA the Lender confirms its determination pursuant to MLA Sections 2.4 and 2.4.2 that, after giving effect to the Advance of the Project Loan Amount, the Advance Rate and Borrowing Base requirements of MLA Section 2.4 are satisfied for the Project; haircuts / subordination adjustments: None anticipated.
(5)  Interest Rate: fixed 18.00% per annum, all-in, in COP (MLA Article 3).
(6)  Tenor: twenty (20) years; amortization: linear, monthly, commencing the date of disbursement; sculpting reserved per MLA / Section 2.5.
(7)  Prepayment premium (MLA Section 4.4.1): 8.00% of principal prepaid in years 1-5; 5.00% in years 6-10; 3.00% in years 11-15; 1.00% thereafter; no premium on casualty, condemnation, or insurance-proceeds prepayments applied through the Waterfall.
(8)  Disbursement timing: single drawdown upon satisfaction of Part 1 (the Perfection Conditions) of Schedule C; no retention or holdback applies.

SCHEDULE B - PROJECT DESCRIPTION; PERMITS; MATERIAL CONTRACTS
(1)  Project description and location: Merecumbé DG solar project, Valledupar, Cesar; 100% held within the Borrower;
en pruebas, expected commercial operation August 15, 2026.
(2)  Capacity: 1,32 MWdc / 0,99 MWac.
(3)  Frontera comercial: Generation point FRT 107584; Consumption point FRT 107584.
(4)  Interconnection: Operador de Red: Caribe Mar de la Costa S.A.S. E.S.P..
(5)   Material Contracts: EPC: SOLENIUM S.A.S.; O&M: SOLENIUM S.A.S.; Commercializer / PPA: UNERGY ENERGÍA DIGITAL S.A.S. ESP; site control (leases / easements): UNERGY ENERGÍA DIGITAL S.A.S. ESP; fiducia mercantil agreement: PA Farallones (Fiduciaria Davivienda S.A.).

SCHEDULE C - CONDITIONS TO THE ADVANCE
Part 1 - Conditions Precedent (the Perfection Conditions). The Advance for the Project is conditioned on delivery or satisfaction, in form and substance satisfactory to the Lender, of: (a) evidence that the Project is held within the Borrower: the executed transfer / acquisition documentation under which the Borrower acquired the Project, together with evidence of the chain of ownership (MLA Section 2.5.1(c)); (b) the Pagarés (pagarés en blanco + cartas de instrucciones) of the Borrower and the Guarantor, executed in ink, with the physical originals delivered to the Lender or its Colombian counsel
- notarial authentication, which is not required for their validity, to follow within five (5) Business Days after the Advance as a Condition Subsequent (MLA Section 5.1.5(e)); (c) to the extent not previously delivered, the Borrower's asamblea authorization (MLA Section 5.1.2) and the Guarantor's asamblea authorization and officer's certificate (MLA Sections 5.1.3 and 5.1.9); (d) a duly completed Draw Notice, the bank certification for the Borrower's designated receiving account (MLA Schedule 2), and BanRep external-debt registration completed on the Business Day immediately preceding disbursement with declaración de cambio arrangements in place, processed through the receiving bank's mesa de dinero (MLA Sections 4.2.2, 5.2(a), and 5.2(b)); (e) representations true and correct in all material respects, no Default or Event of Default continuing, and no continuing Drawstop Event (MLA Sections 2.2.3, 2.2.5, 5.2(c), and 5.2(d)); (f) compliance with the Advance Rate and Borrowing Base after giving effect to the Advance, per the Lender's determination under MLA Sections 2.4 and 2.4.2, as confirmed in item (4) of Schedule A (MLA Section 5.2(f)); and (g) clearance of the Approval Gates (MLA Section 5.3). Satisfaction of the Perfection Conditions is a condition to the Advance; funding remains subject to MLA Section 2.2 (including the absence of any continuing Drawstop Event).
Part 2 - Conditions Subsequent (MLA Section 5.8 as applied to this PLA; sixty (60) Business Days after the Advance unless a different period is stated for an item). The following are Conditions Subsequent and not conditions to disbursement: (i) Trust and Security Completion - fifteen (15) calendar days after the Advance (as the Lender may extend in writing): (A) the otrosí to the fiducia mercantil, executed with Fiduciaria Davivienda S.A., ceding one hundred percent (100%) of the derechos fiduciarios in the Patrimonio Autónomo "Farallones" from SOLENIUM S.A.S. to the Borrower, so that the Borrower becomes sole fideicomitente; (B) the contribution (aporte) of the Project by the Borrower into the Patrimonio Autónomo; (C) the all-assets garantía mobiliaria and the Derechos Fiduciarios Pledge executed (each may be executed at or before the Advance), with the sociedad fiduciaria's acknowledgment and acceptance of the irrevocable instructions in favor of the Lender; and (D) RGM registration of such security within ten (10) Business Days after execution, with filing confirmations delivered - the Borrower irrevocably authorizes the Lender to effect any such registration directly (MLA Sections 5.1.4, 5.1.5(a), 5.1.5(b), 5.8(a), and 5.8(b)); (ii) Controlled Accounts operational, with the account-control agreement executed and payor instructions and acknowledgments delivered for the Project's Commercializer / offtakers (MLA Sections 5.1.6, 5.8(c), and 6.2); (iii) the contrato de comercialización y mandato for the Project, in form approved by the Lender, together with service of the account-debtor notifications (MLA Section 5.8(f)); (iv) certificates evidencing that the insurance per Schedule D is in force, and the endorsements naming the Lender as loss payee and additional insured (MLA Sections 5.1.8 and 5.8(e)); (v) the Colombian-law perfection opinions (MLA Sections 5.1.9 and 5.8(d)); (vi) confirmation of the FNCE titular for the Project and of any required UPME certificate modification or transfer (MLA Sections 5.1.7 and 8.8); (vii) permits, interconnection, and frontera comercial evidence per Schedule B, and the anti-fragmentation deliverables (OR boundary document; frontera comercial assignment and activation; RETIE certificate referencing the Project's AC-side boundary); (viii) operating evidence for the Project: operación en pruebas generation and export data and operational-status documentation, together with the formal declaration of commercial operation (COD), delivered promptly upon issuance (the COD declaration may issue after the sixty (60)-Business-Day period; the Borrower's obligation is to deliver it promptly upon issuance, provided the Project remains operational and generating); (ix) the sizing inputs for the Project current per MLA Section 8.1.6; and (x) collateral assignments of the Material Contracts, warranties, liquidated damages, and insurance, with required third-party acknowledgments (MLA Section 5.1.5(d)). Failure to satisfy any Part 2 item by its deadline (as extended in writing by the Lender) has the consequences stated in Section 3.3 of this PLA and MLA Section 5.8.

SCHEDULE D - INSURANCE
Operational property and business-interruption, and third-party liability.

Unergy-Klima PLA No. 2 - Merecumbé v12 (FINAL for signature... Unergy-Klima PLA ...l) (2026-07-3.pdf 827f74d45544ed354305fec6f4e99334a94440d6
MM / DD / YYYY
*  Signed

07 / 31 / 2026
19:39:14 UTC
Sent for signature to Juan Manuel Londoño (juanmanuel@unergy.io), Jaibet Paola Santiago Ribón (paola@solenium.co) and Mike Silvestrini (mike@energea.com) by integrations@hellosign.com acting on behalf of juan@energea.com
IP: 186.112.186.49

07 / 31 / 2026
20:41:31 UTC

07 / 31 / 2026
20:55:23 UTC

07 / 31 / 2026
20:56:15 UTC

07 / 31 / 2026
20:56:30 UTC
Viewed by Juan Manuel Londoño (juanmanuel@unergy.io) IP: 181.50.200.128

Signed by Juan Manuel Londoño (juanmanuel@unergy.io) IP: 181.50.200.128

Viewed by Jaibet Paola Santiago Ribón (paola@solenium.co) IP: 191.92.144.172

Signed by Jaibet Paola Santiago Ribón (paola@solenium.co) IP: 191.92.144.172

Unergy-Klima PLA No. 2 - Merecumbé v12 (FINAL for signature... Unergy-Klima PLA ...l) (2026-07-3.pdf 827f74d45544ed354305fec6f4e99334a94440d6
MM / DD / YYYY
*  Signed

07 / 31 / 2026
20:57:44 UTC

07 / 31 / 2026
20:58:10 UTC

07 / 31 / 2026
20:58:10 UTC
Viewed by Mike Silvestrini (mike@energea.com) IP: 186.116.93.66

Signed by Mike Silvestrini (mike@energea.com) IP: 186.116.93.66

The document has been completed.